UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 15, 2007

                                  NEOSTEM, INC.
             (Exact name of registrant as specified in its charter)


     Delaware                       0-10909                    22-2343568
  (State Or Other                 (Commission                 (IRS Employer
  Jurisdiction Of                  File Number)             Identification No.)
  Incorporation

420 Lexington Avenue, Suite 450
      New York, New York                                           10170
--------------------------------------------------------------------------------
(Address of principal executive offices)                         (Zip Code)

       Registrant's telephone number, including area code: (212) 584-4180

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 5.02. Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

            Effective as of August 15, 2007, NeoStem, Inc. (the "Company") appointed Renee F. Cohen as the Company's Vice President of Operations and
Corporate Strategy. In this capacity, Ms. Cohen will be responsible for developing strategic alliances with healthcare organizations, as well as building the Company's operational capabilities. From 2002 through 2007, Ms. Cohen was a Director at Pfizer Incorporated, the world's largest pharmaceutical company. During her time at Pfizer, Ms. Cohen developed and implemented strategic business initiatives, as well as built relationships with external partners and negotiated product transactions. From 2000 through 2002, Ms. Cohen was co-founder and Chief Operating Officer of DrugVoice, an e-health company focused on understanding consumers' approaches to managing their diseases. From 1993 through 2000, Ms. Cohen worked at Accenture, managing large-scale business strategy projects for life science clients. Ms. Cohen received a Bachelor of Arts degree in 1988 from Brandeis University and a master's in business administration from New York University's Stern School of Business in 1992.

            On August 15, 2007 (the "commencement date"), the Company entered into an employment agreement with Ms. Cohen pursuant to which she will serve as the Company's Vice President of Operations and Corporate Strategy. Subject to the terms and conditions of the employment agreement, the term of Ms. Cohen's employment in such capacity will continue through August 14, 2009 (the "term"). In consideration for her services under the employment agreement, Ms. Cohen will be entitled to receive a fixed annual base salary of $150,000 during the first year of the term and $165,000 during the second year of the term.

            Ms. Cohen is also entitled to payment or reimbursement of all reasonable travel and other reasonable expenses (in accordance with Company policy) incurred by her in connection with the performance of her duties and obligations under the employment agreement, and to participate in all compensation and employee benefit plans or programs, and to receive all benefits and perquisites, which are approved by the Board of Directors and are generally made available by the Company to all of its salaried employees.

            Pursuant to the employment agreement, Ms. Cohen was granted 10,000 shares of restricted common stock, par value $.001 per share of the Company. One-half of the shares of restricted stock granted vested on the commencement date, and the remaining one-half will vest on the first anniversary of the commencement date provided that Ms. Cohen continues to be employed by the Company. Ms. Cohen was also granted an option to purchase 15,000 shares of the Company's common stock at a per share exercise price of $5.25 (the closing price of the common stock on the American Stock Exchange on the date of grant). This option is exercisable for a period of ten years and vests and becomes exercisable as to one-half of the shares after the first anniversary of the commencement date and as to the remaining one-half of the shares after the second anniversary of the commencement date, provided that on each vesting date Ms. Cohen continues to be employed by the Company. The grants to Ms. Cohen of the restricted common stock and the option to purchase common stock were each made under the Company's 2003 Equity Participation Plan, and are governed by the terms and conditions thereof.


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            The Company may terminate Ms. Cohen's employment prior to the end of term (i) immediately upon written notice to Ms. Cohen for cause; and (ii) upon 90 days' prior written notice for any other reason. Ms. Cohen may terminate her employment upon ninety days' prior written notice to the Company. In the event Ms. Cohen's employment terminates prior to the end of the term for any reason, earned but unpaid base salary as of the date of such termination will be payable in full. No other payments shall be made, or benefits provided, by the Company under the employment agreement except as otherwise required by law.

             In connection with the employment agreement, Ms. Cohen signed a Confidentiality, Invention Assignment and Non-Compete Agreement wherein she agreed, among other things, to be bound by (i) certain non-compete provisions during the term of her employment and (in the event of involuntary termination) for a period of 12 months thereafter and (ii) certain non-solicitation provisions during the term of her employment and for a period of 12 months thereafter.

         For the two month period immediately preceding the commencement date, Ms. Cohen served as a consultant to the Company. As compensation therefor, she received a grant of 3,000 restricted shares of the Company's common stock per month (for a total of 6,000 restricted shares) under the 2003 Equity Participation Plan.


Item 9.01.  Financial Statements and Exhibits

10.1 Employment Agreement between NeoStem, Inc. and Renee F. Cohen dated August 15, 2007.


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                                    SIGNATURE
                                    ---------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        NEOSTEM, INC.



                                        By:   /s/ Catherine M. Vaczy
                                              ----------------------------------
                                              Catherine M. Vaczy
                                              Vice President and General Counsel




Dated:  August 21, 2007


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